Exhibit 23.2

Independent Appraisers’ Consent

We consent to the use of our estimation of the fair value of the intangible assets of JCA Technology, Inc. and Globe Y Technology, Inc. appearing in New Focus, Inc.’s annual report on Form 10-K/A for the year ended December 29, 2002.

/s/ FINANCIAL STRATEGIES CONSULTING GROUP, LLC

January 30, 2004